STOCK PURCHASE AGREEMENT

AMONG

KOU YOU KAI LTD.

LIQUID DYNAMICS, INC.,

AND

THE STOCKHOLDER OF LIQUID DYNAMICS, INC.

June 29, 2018

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, (this “Agreement”) is made as of June 29, 2018 by and among KOU YOU KAI LTD., a Wyoming corporation (the “Buyer”), Liquid Dynamics, Inc., a Wyoming corporation (the “Company”), and Doug Nosler, the sole stockholder of the Company (“Stockholder”).  Capitalized terms not otherwise defined in this Agreement are used as defined in Appendix A hereto.

RECITALS

WHEREAS, the Company designs and develops environmental solutions focused on water applications for the oil and gas industry (the “Business”);

WHEREAS, the Stockholder owns all of the issued and outstanding capital stock of the Company (the “Shares”); and

WHEREAS, Buyer desires to purchase from the Stockholder, and the Stockholder desires to sell to the Buyer, all of the Shares, upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Purchase of Shares

1.1Agreement of Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Stockholder shall sell, transfer, assign and deliver unto Buyer and its successors and assigns forever, and Buyer shall purchase, all of the Shares, free and clear of all Encumbrances, for the Purchase Price.

1.2Purchase Price and Payment Terms.

(a)The aggregate purchase price (the “Purchase Price”) shall be paid as follows: (i) 500,000 shares of common stock of the Company; and (ii) the Buyer shall assume and pay for all fees related to the development and production of a prototype demonstration unit (the “LD Unit” (estimated to be approximately $250,000).

(b)At the Closing, Buyer shall deliver to the Stockholder (i) the Purchase Price; and (ii) restricted stock agreements, in substantially the form of Exhibit B attached hereto (the “Restricted Stock Agreements”).

1.3Offset Rights.  Buyer shall have the right to set off against its payments under this 0 the full amount of any Losses (as defined in Section 0) arising out of any breach of this Agreement by the Stockholder, relating to actions or failure to act by the Stockholder, or any amounts for which the Buyer would be entitled to indemnification from the Stockholder, each in accordance with Section 0 hereof.

ARTICLE 2
Representations and Warranties of the COMPANY
and the Stockholder

The Company and the Stockholder, jointly and severally, hereby represent and warrant to the Buyer as follows:

2.1Corporate Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wyoming.  The Company has the power to own, operate, and lease the assets and properties owned, operated, or leased by Company and to carry on the Business as now being conducted.  The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character or location of the properties owned or leased by it or the nature of the Business makes such qualification necessary.  The Stockholder have heretofore delivered or made available to the Buyer accurate and complete copies of the Company’s minute book(s) and the charter documents, bylaws and certificates of authority as a foreign corporation, as currently in effect, of the Company.

2.2Due Authorization; Execution and Enforceability; Consents; No Conflict.

(a)The Company has full corporate power and authority to execute and deliver this Agreement and all agreements, documents and instruments to be executed and delivered by the Company in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform the Company’s obligations hereunder and thereunder.  The Stockholder has full capacity, right, power and authority to execute and deliver this Agreement and all agreements, documents and instruments to be executed and delivered by such Stockholder in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform such Stockholder’s obligations hereunder and thereunder.  The Stockholder has, or will have on the Closing Date, the full right to transfer, assign and deliver his or her entire interest in the Shares to the Buyer.

(b)This Agreement has been duly executed and delivered by the Company and the Stockholder.  The execution and delivery by the Company and the Stockholder of this Agreement and all other such agreements, certificates and documents, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company and the Stockholder, and no other corporate action or proceeding on the part of the Company or any Stockholder is necessary to authorize the execution and delivery of, or the performance of its respective obligations under, this Agreement and all other such agreements, certificates and documents or to consummate the transactions contemplated hereby or thereby.  This Agreement and all other agreements, certificates and documents executed or to be executed by the Company in connection herewith, constitute or, when executed and delivered, will constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally and general equity principles.  This

Agreement and all other agreements, certificates and documents executed or to be executed by any Stockholder in connection herewith, constitute or, when executed and delivered, will constitute valid, legal and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally and general equity principles.

(c)Except as set forth on Section 0 of the Disclosure Schedule, no authorization, approval or consent of, or notice to or filing or registration with, any Governmental Body or any other Person, is required in connection with the execution and delivery by the Company and the Stockholder of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Company and the Stockholder in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by the Stockholder of their respective obligations hereunder and thereunder.

(d)Except as set forth on Section 0 of the Disclosure Schedule, the execution and delivery by the Company and the Stockholder of this Agreement and the other agreements, documents and instruments to be executed and delivered by Company and the Stockholder in connection herewith, the consummation by the Company and the Stockholder of the transactions contemplated hereby and thereby and the performance by the Company and the Stockholder of their respective obligations hereunder and thereunder do not and will not:  (i) conflict with or violate any of the terms of the Articles of Incorporation or Bylaws of the Company ; (ii) violate or conflict with any Law or any Order, applicable to the Company, or any Stockholder, (iii) violate or conflict with the terms of, or result in the acceleration of, any indebtedness or obligation of the Company  under, or violate or conflict with or result in a breach of, or constitute a default under, any indenture, mortgage, deed of trust, contract, agreement or instrument to which the Company  is a party or by which any of its assets or properties is bound or affected, (iv) result in the creation or imposition of any Encumbrance of any nature upon any of the assets or properties of the Company , or (v) constitute an event permitting termination of any Contract, Permit or other right of the Company .

2.3Subsidiaries.  The Company has no subsidiaries.

2.4Financial Statements.  The Company agrees to deliver all financial statements requested by the Buyer for the purposes of financial review and for the Buyer’s audit. The Financial Statements shall be complete and correct in all material respects and fairly present the financial condition, results of operations, changes in stockholder’s equity, and cash flow of the Company as at the respective dates thereof and for the periods referred to therein, all in accordance with GAAP.

2.5Absence of Liabilities; No Indebtedness.

(a)Except as set forth in Section 0 of the Disclosure Schedule, the Company does not have any Liabilities other than those disclosed herein.

(b)Except as set forth in Section 0 of the Disclosure Schedule, the Company does not have, and will not have as of the Closing, any indebtedness, including without limitation,

money borrowed, indebtedness owed to the Stockholder or former stockholders, the deferred purchase price of assets, letters of credits or capitalized leases, other than trade accounts payable generated by the Company  in the Ordinary Course of Business.

2.6Absence of Changes.  Since June 21, 2018, the Business has been operated in the Ordinary Course of Business and, except as set forth on Section 0 of the Disclosure Schedule, there has not been incurred, nor has there occurred:

(a)any damage, destruction or loss (whether or not covered by insurance), adversely affecting the Business or assets of the Company in excess of $5,000;

(b)any strikes, work stoppages or other labor disputes involving the employees of the Company;

(c)transfer, pledge or other disposition of any of the assets of the Company having an aggregate book value of $5,000 or more (except sales in the Ordinary Course of Business);

(d)any declaration or payment of any dividend or other distribution in respect of its Stockholder interests or any redemption, repurchase or other acquisition of its Stockholder interests;

(e)any amendment, termination, waiver or cancellation of any material Contract or any termination, amendment, waiver or cancellation of any material right or claim of the Company under any material Contract (except in each case in the Ordinary Course of Business);

(f)any (i) general uniform increase in the compensation of the employees of the Company  (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation or other plan or commitment), other than in the Ordinary Course of Business, (ii) increase in any such compensation payable to any individual officer, partner, consultant or agent thereof, other than in the Ordinary Course of Business, or (iii) loan or commitment therefor made by the Company  to any officer, partner, employee, consultant or agent of the Company ;

(g)any change in the accounting methods, procedures or practices followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted by the Company;

(h)any Tax election, any amended Tax Return, any closing agreement, any settlement of any Tax claim, assessment or Liability, any surrender of any right to claim a refund of Taxes, any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(i)any material change in policies, operations or practices of the Company with respect to business operations followed by the Company, including, without limitation, with respect to selling methods, returns, discounts or other terms of sale, or with respect to the policies, operations or practices of the Company concerning the employees of the Company;

(j)any capital appropriation or expenditure or commitment therefor on behalf of the Company in excess of $5,000 individually or $10,000 in the aggregate;

(k)any write-down or write-up of the value of any inventory or equipment of the Company or any increase in inventory levels in excess of historical levels for comparable periods;

(l)any account receivable in excess of $2,000 or note receivable in excess of $5,000 owing to the Company which (i) has been written off as uncollectible, in whole or in part, (ii) has had asserted against it any claim, refusal or right of setoff, or (iii) the account or note debtor has refused to, or threatened not to, pay for any reason, or such account or note debtor has become insolvent or bankrupt;

(m)any other change in the condition (financial or otherwise), business operations, assets, earnings, business or prospects of the Company which has, or could reasonably be expected to have, a material adverse effect on the assets, business or operations of the Company;

(n)any grant of license or sublicense of any rights under or with respect to any the Company Intellectual Property; or

(o)any agreement, whether in writing or otherwise, for the Company to take any of the actions enumerated in this Section 0.

2.7Directors and Officers of the Company.  Doug Nosler is the sole director, officer and Shareholder of the Company.

2.8Capitalization.

(a)The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.001 (“Common Stock”), of which 1,000,000 shares of Common Stock are issued and outstanding.  The Company does not have any preferred class of stock authorized, issued or outstanding. All of such issued and outstanding shares of Common Stock constitute the Shares.  The Shares have been validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholder. Except for the Shares, there are no other authorized or issued and outstanding equity securities of the Company of any kind, class or character.  There are no outstanding subscriptions, options, warrants, or other agreements or commitments obligating the Company to issue any additional shares of its capital stock of any class, or any options or rights with respect thereto, or any securities convertible into any shares of stock of any class.  None of the Shares have been issued in violation of, or are subject to, any preemptive or subscription rights.  The consummation of the transactions contemplated hereby shall convey to Buyer good and valid title to the Shares, free and clear of all Encumbrances.

2.9Compliance with Laws; Permits.

(a)Except as set forth in Section 0 of the Disclosure Schedule, the Company has complied, and is now complying with all Laws applicable to the Business and there is no investigation by any Governmental Body pending or, to the Knowledge of the Stockholder, threatened against the Company or the Stockholder or any basis therefor.

(b)Section 0 of the Disclosure Schedule contains a complete and accurate list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted. The Company is currently in possession of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 0 of the Disclosure Schedule.

2.10Environmental Matters.

(a)The operations of the Business are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Stockholder, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Stockholder, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)The Company is not the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to any Environmental Laws or any Release or threatened Release of a Hazardous Material, or requiring the Company  to take any action to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

(c)No claim has been made or is pending, or to the Knowledge of the Stockholder, threatened against the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit, any may have any Liability under any Environmental Law.

(d)To the Knowledge of the Stockholder, no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated or leased by the Company with respect to the Business or any property to which the Company arranged for the disposal or treatment of Hazardous Materials related to the Business that could reasonably be expected to result in the Company incurring unbudgeted Environmental Costs and Liabilities.

(e)There are no investigations of the business, operations, or currently or, to the Knowledge of the Stockholder, previously owned, operated or leased property of the Company pending or, to the Knowledge of the Stockholder, threatened which could lead to the imposition of any Environmental Costs and Liabilities or liens under Environmental Law.

(f)The transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company with respect to environmental matters.

(g)There is not located at any of the properties currently or (while owned, operated or leased by the Company) previously owned, operated or leased by the Company related to the Business any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material, or (v) equipment containing polychlorinated biphenyls.

(h)The Company does not have residual Liability with respect to abandoned or former properties used or useful in the Business, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of the Stockholder, the Leased Real Property has no structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure.

(i)The Company has provided to Buyer all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company  used or useful in the Business or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws and relating to the Business, to the extent such materials are in the possession, custody or control of the Company .

2.11Real Property.

(a)Section 0 of the Disclosure Schedule sets forth all real property and interests in real property leased, licensed or subleased by the Company and used in or related to the Business. The Company does not own or lease any real property used in or related to the Business.  The Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.  The Company does not have received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any Real Property Lease and, to the Knowledge of the Stockholder, no other party is in default thereof, and no party to a Real Property Lease has exercised any termination rights with respect thereto.

(b)The Company does not have received any notice from any insurance company that has issued a policy with respect to the Leased Real Property requiring performance of any structural or other repairs or alterations to such Leased Real Property.

(c)The Company does not own or hold, nor is the Company obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein related to the Business.

2.12Machinery and Equipment.  Section 0 of the Disclosure Schedule sets forth a list of (a) all material machinery, equipment, motor vehicles, furniture and fixtures owned by the Company  (collectively, the “Owned Equipment”) and (b) all leases or other agreements, whether written or oral, under which the Company is lessee of or holds or operates any items of machinery, equipment, motor vehicles, furniture and fixtures or other property (other than real property) owned by any third party (collectively, the “Leased Equipment”).  The Owned Equipment and the Leased Equipment are in good operating condition, maintenance and repair, reasonable wear and tear excepted, and are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs or nature.

2.13Title to Assets; Adequacy.

(a)The Company has good and valid title to all assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by them (collectively, the “Assets”), free and clear of all Encumbrances, except for Encumbrances specified on Section 0 of the Disclosure Schedule and liens for Taxes not yet due and payable.  The Assets (i) include all properties and assets (real, personal and mixed, tangible and intangible) owned by the Company or used or held for use in the conduct of the Business, and (ii) do not include (A) any contracts for future services, prepaid items or deferred assets or charges, the full value or benefit of which will not be transferable to and usable by Buyer, or (B) any goodwill, organizational expense or other similar intangible asset.  The tangible assets included within the Assets are physically identifiable and are in the possession or control of the Company and no other Person has a right to possession or claims possession of all or any part of such Assets, except the rights of lessors of leased equipment and Leased Real Property under their respective contracts and leases.  The product of the Business does not utilize the intellectual property of any other person or entity to conduct its Business or build its product.

(b)Except as set forth on Section 0 of the Disclosure Schedule, the Assets and the Leased Real Property are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(c)Except as set forth Section 0 of the Disclosure Schedule, no officer, director, Stockholder or Affiliate of the Company or any individual in such officer’s, director’s or Stockholder’s immediate family is a party to any Contract or transaction with the Company or has any direct or indirect interest in any of the Assets.

2.14Contracts.

(a)Set forth on Section 0 of the Disclosure Schedule is a list of each Contract under which the Company or their Business or Assets are subject or bound.  True, correct and complete copies of all written Contracts and written summaries of all oral Contracts described or required to be described on Section 0 have been furnished to Buyer.

(b)Except as set forth in Section 0 of the Disclosure Schedule:  (i) none of the Company, or any Stockholder has received any written claim, or to the Knowledge of the Stockholder, any other claim, that the Company  has breached any of the terms or conditions of any Contract set forth or required to be set forth on Section 0 of the Disclosure Schedule; (ii) each

Contract is in full force and effect in the form delivered to or made available to Buyer and, to the Knowledge of the Stockholder, there is no material breach or default by any party thereto; and (iii) there are no facts or conditions which have occurred or are, to the Knowledge of the Stockholder, anticipated which, through the passage of time or the giving of notice, or both, would constitute a default under any Contract giving rise to a right to cancel or a claim for damages or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance which is reasonably likely to materially limit the use, modification or sale of any asset having a value in excess of $10,000.

(c)With respect to each Contract, regardless of amount, that is a prime contract, subcontract, teaming agreement or arrangement, joint venture, ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order or other commitment or funding vehicle between the Company  and:  (i) a Governmental Body; (ii) any prime contractor to a Governmental Body (a “Government Prime Contractor”); or (iii) any subcontractor with respect to any Contract with a counterparty described in subclauses (i) or (ii) (a “Government Subcontractor”) (such Contracts, being the “Government Contracts”), each of the Company and  has fully complied with and is currently in compliance with all material terms and conditions of such Government Contracts, including all clauses, provisions, representations, certifications and requirements incorporated expressly or by reference therein, and with all Laws pertaining to such Government Contracts, and no Governmental Body, Government Prime Contractor or Government Subcontractor has provided written notice to the Company  that the Company or any of the  has violated any Law or materially breached any clause, provision, representation, certification, or requirement pertaining to such Government Contracts.  The Company does not have received written notice of any termination for default, pending termination, cure notice or show cause notice by or on behalf of a Governmental Body or Government Prime Contractor relating to any Government Contract.

(d)To the Knowledge of the Stockholder there is no pending, threatened, administrative, civil or criminal investigation, indictment or civil charge with respect to any action, irregularity, misstatement or omission arising under or relating to any Government Contract, and the Company  has not conducted or initiated any internal investigation or made any mandatory or voluntary disclosure to any Governmental Body or Government Prime Contractor with respect to any: (A) matter required to be disclosed by any Law or provision pertaining to a Government Contract, or (B) irregularity, misstatement or omission arising under or relating to any Government Contract. Further, none of the Company or any of its or their respective directors, officers, principals or other individuals having primary management or supervisory responsibilities with respect to thereto, is debarred or suspended or proposed for debarment by any Governmental Body or otherwise has been declared ineligible for contracting with any Governmental Body.

2.15Affiliate Transactions.  Except as disclosed on Section 0 of the Disclosure Schedule, no officer, director, stockholder or employee of the Company or immediate family member of the foregoing or any entity controlled by any of the foregoing (i) is a party to any Contract or transaction with the Company  (other than any Contract relating solely to such Person’s employment with the Company) (each an “Affiliate Transaction”), (ii) or has any interest in any Leased Real Property, or (iii) owns an interest in, or (in the case of individuals) serves as an officer or director of, any Person that operates a business that is competitive with the Company .  Each Affiliate Transaction is upon terms no less favorable to the Company than the terms the Company, as applicable, would have obtained had it entered into the same transaction with an un-Affiliated Person, in an “arms-length” transaction, after good faith negotiations.

2.16Litigation.  There is no claim, action, suit or proceeding at law or in equity by any Person, or any arbitration or any investigation, administrative or other proceeding by or before any Governmental Body pending, or, to the Knowledge of the Stockholder, threatened, against the Company, or any properties or rights of the Company or against or affecting the Shares or the transactions contemplated hereby.  To the Knowledge of the Stockholder, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such claim, action, suit or proceeding.  Neither the Company nor the Stockholder, nor any Assets or properties owned, leased or used or held for use by the Company are subject to any Order which: (a) prohibits or restricts the consummation of the transactions contemplated hereby or the ability of the Company, the or the Stockholder to comply with the terms and conditions hereof; or (b) restricts the ability of the Company to acquire any property or conduct business in any area.

2.17Intellectual Property.

(a)Section 0(i), (ii), (iii) and (iv) of the Disclosure Schedule contains (i) a list and description of (i) all Patents and Trademarks (including all assumed or fictitious names owned by the Company  or otherwise under which the Company  is conducting business or has within the previous five (5) years conducted business), (ii) all Copyrights owned by the Company , (iii) all Copyrights (including software) licensed to or otherwise used by the Company  in connection with the Business, and (iv) all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (A) any such Copyrights, Patents or Trademarks, or (B) any Trade Secrets owned by, licensed to or used by the Company  in connection with the Business.  Except as specifically disclosed in Section 0(a)(i)-(iv) of the Disclosure Schedule, the Company owns the entire right, title and interest in and to the Intellectual Property that is used in the Business, free and clear of any Encumbrance.

(b)All issued Patents and registered Trademarks identified in Section 0 of the Disclosure Schedule are valid and enforceable.  To the Knowledge of the Stockholder, all applications for issuance of Patents and all applications to register Trademarks identified in Section 0 of the Disclosure Schedule are in good standing and without challenge by any third party.  To the Knowledge of the Stockholder, there are no pending claims, actions or proceeding which challenge the validity of any Intellectual Property rights identified in Section 0 of the Disclosure Schedule or which form the basis for such Intellectual Property rights being adjudicated invalid or unenforceable.  The Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property rights which are included in the Assets and to the Knowledge of the Stockholder, there is no basis for any such action.

(c)No infringement of any Intellectual Property rights of any other Person has occurred or results in any way from the Company’s ’s operations or the conduct of the Business.  No claim of any infringement of any Intellectual Property rights of any other Person has been made or asserted against or to the Company in respect of the Company’s ’s operations.  None of the Company, or any Stockholder has notice of, and, to the Knowledge of the Stockholder, there is no basis for, a claim against the Company that the operations, activities, products, software, equipment, machinery or processes of the Company infringe any Intellectual Property rights of any other Person.

(d)All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any patentable or trade secret material, or copyrightable material, in each case relating to the Business on behalf of the Company,  or any predecessor in interest to the Company  either:  (i) is a party to a “work-for-hire” agreement under which the Company  is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment agreement assigning to the Company  all right, title and interest in such material.  Each current and former Employee and independent contractor of the Company (including co-op students and interns), has assigned to the Company all Intellectual Property rights developed, conceived or reduced to practice in the course of such Persons’ employment or engagement with the Company and has waived all non-assignable rights (including moral rights) therein.

(e)The Company has taken commercially reasonable steps to protect rights in confidential information (both of the Company, and that of third Persons that the Company has received under an obligation of confidentiality). The Company has obtained legally binding written confidentiality agreements from all Employees and third parties with whom the Company has shared confidential information (i) of the Company, or (ii) received from others that the Company is obligated to treat as confidential and that require Employees and third parties to keep such information as confidential.

(f)The transactions contemplated by this Agreement will not affect the rights of the Company in or to Company Intellectual Property, including triggering any additional obligations, liabilities or rights to terminate any Contract in respect thereof.

2.18Taxes.

(a)The Company has filed or caused to be filed, within the times and within the manner prescribed by applicable Laws, all Tax Returns which are required to be filed by, or with respect to, the Company.  The Tax Returns reflect accurately all Liabilities for Taxes of the Company for the periods covered thereby.  All Taxes payable by, or due from, the Company (including all Taxes attributable to periods ending on or before the Closing Date), whether or not shown on any Tax Return, have been fully and timely paid or adequately disclosed and fully provided for in the Company’s books and (to the extent required by GAAP) in the Financial Statements.  No examination or audit of any Tax Return is currently in progress and no examination or audit of any Tax Return has been made in the last five (5) years.  There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation within which to assess any amount or the filing due date applicable to any Tax Return.  The Company has duly withheld, collected and timely paid over, or holds for such payment, to the proper Governmental Body all Taxes required to be withheld by or on behalf of it.  No Governmental Body is asserting or, to the Knowledge of the Stockholder, threatening to assert against the Company any deficiency, proposed deficiency, or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  The Buyer will not be required to deduct and withhold any amount under Section 1445(a) of the Code or otherwise upon the transfer of the Shares to the Buyer.  No consent under Section 341 of the Code has been made affecting the Company.  There is no agreement, plan or arrangement covering any current or former employee or independent contractor of the Company that will or could give rise, separately or in the aggregate, to any actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(b)The Company is, and since its date of formation has been, properly classified as a corporation under subchapter C of the Code and any applicable state, local or foreign Tax Laws for federal and applicable state income Tax purposes.

2.19Employees.  As of the date of this Agreement, the Company employs only the Shareholder (“Employee”), and retains only those contractors, consultants, or other agents (“Additional Personnel”) whose names, positions and salaries are listed on Section 0 of the Disclosure Schedule.  Except as set forth on Section 0 and other than for customary “at will” oral employment arrangements, neither the Company have any written, oral or implied employment contracts with any Employees or Additional Personnel.  As of the date hereof:

(a)the Company  is in compliance, in all material respects, with all applicable Laws relating to employment or employment practices, including all such Laws relating to wages, hours, classification of employees as exempt or non-exempt under the Fair Labor Standards Act and any applicable state or local law or regulation, collective bargaining and labor relations, classification of independent contractors, equal opportunity, reasonable accommodations for disabled employees, discrimination, retaliation, whistleblower rights and protections, civil rights, employment and reemployment rights of members of the uniformed services, employee leave, safety and health, immigration, unemployment insurance, data privacy, background check reports, the application process, new hire reporting, child labor, workers’ compensation, and the collection and payment of withholding and/or social security Taxes and any other employment Tax.  All internal complaints made by Employees, former employees, or Additional Personnel that pertain to any applicable Laws relating to employment or employment practices have been disclosed.  The Company does not have any liability with respect to any prior violation of any such Laws and no action, suit, claim, investigation or other proceeding is pending or threatened alleging any such violation of Law with respect to the Employees, former employees and Additional Personnel of the Company;

(b)The Company is not delinquent in the payment (i) to or on behalf of its past or present Employees or Additional Personnel of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof, or (ii) of any amount which is due and payable to any state or state fund pursuant to any workers’ compensation statute, rule or regulation or any amount which is due and payable to any workers’ compensation claimant;

(c)there are no collective bargaining agreements currently in effect between or among the Company, or any labor union or organization representing any Employees of the Company;

(d)no collective bargaining agreement is currently being negotiated by the Company;

(e)to the Knowledge of the Stockholder, there are no union organizational efforts being presently made or threatened by or on behalf of any labor union with respect to the Employees of the Company and there has been no formal or informal request to the Company for collective bargaining or for an employee election from any labor union or from the National Labor Relations Board;

(f)no dispute exists between the Company and any of its sales representatives or, to the Knowledge of the Stockholder, between any such sales representatives with respect to territory, commissions, products or any other terms of their representation; and

(g)no Employee or Additional Personnel of the Company  is a party to, or is otherwise bound by, any contract or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, with any entity other than the Company , or is subject to any court Order, that in any way materially adversely affects or could reasonably be expected to affect in any material respect (i) the performance of such individual’s duties for the Company , or (ii) the ability of the Company to conduct the Business.

No Employees of the Company will be entitled to any severance or other payment in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  The Company does not have extended to any of its Employees any loans or credit.

2.20Employee Benefits.  The Company does not have any Employee Benefit Plans.

The Company does not maintain or contribute to, and has never maintained or contributed to, an Employee Benefit Plan that is either (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.  No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.  No Employee Benefit Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

2.21Insurance.  Section 0 of the Disclosure Schedule contains:  (a) a list of all policies of liability, theft, fidelity, life, fire, product liability, workmen’s compensation, health and any other insurance and bonds maintained by, or on behalf of, the Company  on their respective properties, operations, inventories, assets, business or personnel (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims); and (b) a brief description of all claims in excess of $5,000 reported to insurers within the past three (3) years under any of such policies.  All such insurance policies (i) are valid, outstanding, and enforceable, (ii) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business as the Company, (iii) are sufficient for compliance with all Laws and Contracts to which the Company  is a party or by which it is bound, (iv) will continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.  Neither the

Company nor the Stockholder has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.  The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company, or directors thereof.  The Company has given notice to the insurer of all claims that may be insured thereby.  Except as set forth in Section 0 of the Disclosure Schedule, each policy of the Company is, where applicable, an “occurrences based” policy.

2.22Accounts Receivable.  The Company does not have any Accounts Receivable There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

2.23No Guaranty by Company.  Except as set forth on Section 0 of the Disclosure Schedule, The Company is not a guarantor, co-signor, surety or indemnitor of any obligations or liabilities of any other Person.

2.24No Prepayment.  Except as described in Section 0 of the Disclosure Schedule, the Company does not have received any prepayments of any kind whatsoever from any customer as of the date hereof.

2.25Banks; Powers of Attorney.  Section 0 of the Disclosure Schedule sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company  maintains safe deposit boxes or accounts of any nature to which it has access, and of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto, and (b) the names of all Persons to whom the Company  has granted a power of attorney.

2.26Broker’s and Finder’s Fees.  Except as set forth on Section 0 of the Disclosure Schedule, none of the Stockholder, or the Company  has employed any broker or finder or incurred any Liability for any financial advisory fees, commission or finder’s fee and no broker or finder has acted directly or indirectly for any of the Stockholder, the Company  in connection with this Agreement or the transaction contemplated by it.  The Stockholder shall reimburse the Company for any amounts due such broker or finder in connection with this Agreement or the transaction contemplated by it.

2.27Customers.  Section 0 of the Disclosure Schedule sets forth a complete and accurate list of all customers of the Company during the last full fiscal year and the interim period through the Balance Sheet Date.  Except as set forth in Section 0 of the Disclosure Schedule, the Company does not have received any written notice of non-renewal from a customer, and has reason to believe, that any of its customers intends to give written notice of non-renewal, or to otherwise terminate or materially reduce its relationship with the Company.

2.28Suppliers.  Section 0 of the Disclosure Schedule sets forth a complete and accurate list of all the suppliers to whom the Company  has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for the last full fiscal year and the interim period through the Balance Sheet Date (collectively, the “Material Suppliers”). The Company does not have received any notice, and has reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

2.29No Misstatements or Omissions.  No representation or warranty by the Company or the Stockholder contained in this Agreement and no statement furnished or to be furnished to the Company or the Stockholder pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain on the Closing Date any untrue statement of material fact, or omits or will omit on the Closing Date to state a material fact necessary in order to make such representation and warranty or such statement not misleading in light of the circumstances in which it was made.

ARTICLE 3
Representations and Warranties of the BUYER

The Buyer represents and warrants to the Stockholder as follows:

3.1Corporate Organization.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Wyoming.

3.2Due Authorization; Execution and Enforceability; Consents; No Conflict.

(a)The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform the Buyer’s obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement have been duly and validly authorized by the Buyer.

(b)This Agreement and the other agreements, documents and instruments to be executed by the Buyer in connection herewith, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized, executed and delivered by the Buyer, and constitute, and the other agreements, documents and instruments contemplated hereby, when executed and delivered by the Buyer, shall constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally and general equity principles.

(c)No authorization, approval or consent of, or notice to or filing or registration with, any Governmental Body or any other Person, is required in connection with the execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder.

(d)The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder do not and will not (i) conflict with or violate any of the terms of the Certificate of Incorporation or Bylaws of the Buyer, (ii) violate or conflict with any Law or any Order, applicable to the Buyer, or (iii) violate or conflict with or result in a breach of, or constitute a default under, any indenture, mortgage, deed of trust, contract, agreement or instrument to which the Buyer is a party or by which any of its assets or properties is bound or affected.

3.3Broker’s and Finder’s Fees.  The Buyer has not employed any broker or finder or incurred any Liability for any financial advisory fees, commission or finder’s fee and no broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the transaction contemplated by it.

3.4Investment Representation.  The Buyer is not acquiring the Shares of the Company with a view to the sale or distribution thereof, other than in a sale or distribution which is registered under the Securities Act of 1933 or is exempt from such registration, and will accept certificates for such stock of the Company with a legend thereon indicating this fact. Notwithstanding the foregoing, nothing herein shall be interpreted so as to prevent Buyer from reselling the Shares as long as it complies with all applicable laws and regulations.

ARTICLE 4
COVENANTS

4.1Confidentiality.

(a)From and after the date hereof, the Stockholder shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all documents, materials, or other information, whether written or oral, regarding or concerning (i) Buyer that have been disclosed, either orally or in writing, or made available by Buyer or its Representatives to Stockholder, (ii) the Company, and (iii) the Business, except (a) to the extent that such Seller can reasonably demonstrate that such information is generally available to and known by the public through no fault of such Stockholder, any of its Affiliates or their respective Representatives, or (b) for such information that such Seller can reasonably demonstrate is lawfully acquired by such Stockholder, any of its Affiliates or its or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (c) as required in connection with the performance of such Stockholder’s duties as an employee of the Company , as applicable.

(b)Exceptions.  Nothing contained herein shall prohibit Stockholder from using any documents, materials or other information in connection with any action or proceeding brought or any claim asserted by Buyer in respect of any breach of any representation, warranty or covenant made in or pursuant to this Agreement.  Additionally, nothing contained herein shall prohibit Stockholder from disclosing information to any Governmental Body for the purpose of reporting or participating in an investigation into a possible violation of law, which a Stockholder may do without obtaining Buyer’s consent or providing any notice to Buyer.

(c)Requirement of Law or Order.  Subject to the exceptions contained in subsection (b), if any of the Stockholder or their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Stockholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Stockholder is advised by its counsel in writing is legally required to be disclosed, provided that such Stockholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

4.2Non-Disparagement.  At all times following the date hereof, none of the Stockholder shall make, and Stockholder shall cause their Affiliates not to make, any disparaging, negative, critical or otherwise detrimental comment or representation, whether written or oral, to any Person concerning the Business, its products or services, Buyer, or any of its respective officers, directors, member, employees or Affiliates; provided, however, that nothing in this Agreement shall prohibit any Stockholder from engaging in any conduct protected under the National Labor Relations Act (the “NLRA”), to the extent the NLRA applies, or in providing truthful information to any government representative or entity for the purpose of reporting or participating in an investigation into a possible violation of law.

ARTICLE 5
THE ClosING

5.1Closing.  The Closing shall take place at the offices of Brunson Chandler & Jones, PLLC, or by the exchange of duly executed copies of this Agreement and any agreement or instrument to be entered into in connection with this Agreement, on a date designated by the Buyer on the date hereof (the “Closing Date”).

5.2Closing Deliveries of the Company and Stockholder.  Prior to or at the Closing, the Company and Stockholder shall have delivered the following documents, any of which may be waived by Buyer:

(a)The Stockholder shall have delivered to Buyer certificates representing the Shares, accompanied by duly executed assignments.  All certificates, instruments and documents delivered by the Stockholder in connection with the transactions contemplated hereby and necessary to evidence such transactions shall be in form and substance reasonably satisfactory to Buyer and its counsel.

(b)Buyer shall have received, in a form reasonably acceptable to Buyer, a certificate of a duly authorized officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer’s counsel, certifying as to (i) the Articles of Incorporation of the Company, as certified by the Secretary of State or other appropriate official of the State of Wyoming, (ii) the bylaws of the Company, (iii) the good standing, as certified by the Secretary of State or other appropriate official of the State of Wyoming and each other State in which the Company  is qualified to do business, (iv) the resolutions of the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement and all other agreements, instruments, certificates and documents required to be executed and delivered hereunder to which the Company is a party, and (v) the authority and incumbency of persons acting on behalf of the Company in connection with the execution and delivery of this Agreement and any document or certificate executed and delivered by the Company in connection herewith.

(c)Buyer shall have received, in a form reasonably acceptable to Buyer, evidence demonstrating satisfaction of all amounts owing to the Company from the Stockholder or any Affiliate of the Company or the Stockholder or from the Company’s officers and employees.

(d)The Company shall have received, and provided Buyer copies of, all authorizations, approvals, consents, notices, registrations and filings referred to in Section 0 of the Disclosure Schedule, specifically including any consents required under the Contracts and Real Property Leases.

(e)The Stockholder shall have entered into a Restricted Stock Agreement.

(f)The Stockholder shall have entered into Non-Competition Agreements, in the form of Exhibit D attached hereto.

(g)The Employee of the Company set forth on Schedule 0 shall have entered into an Employment Offer Letter in the form of Exhibit E attached hereto and shall have executed all hiring and employment documentation required by Buyer, including a non-disclosure and invention agreement, a non-compete and non-solicitation agreement, and an assignment agreement.

(h)Buyer shall have received such other documents or statements as reasonably requested by the Buyer or its counsel.

(i)Buyer shall have received a certificate from the Stockholder, dated as of the Closing Date and signed under penalties of perjury, stating that such Stockholder is not a “foreign person” as defined in Section 1445 of the Code.

5.3Closing Deliveries of the Buyer.  Prior to or at the Closing, Buyer shall have delivered the following documents, any of which may be waived by Stockholder:

(a)Buyer shall have delivered the Purchase Price as provided in Section 0 hereof.

(b)Buyer shall have entered into Restricted Stock Agreements with the Stockholder.

(c)Buyer shall have entered into Non-Competition Agreements, in the form of Exhibit D attached hereto, with the Stockholder.

(d)Buyer shall have entered into Employment Offer Letter, in the form of Exhibit E attached hereto, with the Stockholder set forth on Schedule 0.

ARTICLE 6
Indemnification

6.1Indemnification by the Stockholder.  Subject to the terms and conditions of Sections 0 and 0 hereof, the Stockholder, jointly and severally, agree to indemnify, defend and hold harmless the Buyer and its Affiliates (including the Company) and their respective successors and assigns (each a “Buyer Indemnitee”) from or against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, costs, and expenses (including, without limitation, reasonable attorneys’, experts’ and consultants’ fees) (collectively, “Losses”) suffered, sustained, incurred or required to by paid by any Buyer Indemnitee arising out of, based upon or in connection with or as a result of:

(a)any inaccuracy in or the breach of any of the representations or warranties made by the Stockholder or the Company in or pursuant to this Agreement;

(b)the failure of the Stockholder or the Company to perform and comply with all of their respective covenants, agreements and obligations hereunder, when and as required by this Agreement to be performed or complied with;

(c)any of the Stockholder’s Transaction Expenses remaining unpaid after the Closing, regardless of when incurred, but only to the extent any such expenses are not taken into account in determining the Actual Working Capital;

(d)all known or unknown liabilities and claims arising out of the sale of products or the furnishing of services by the Company prior to the Closing Date;

(e)all liabilities and obligations in connection with the sale of products or the furnishing of services by the Company, or arising from or with respect to any Contracts entered into with any third-party customer, prior to the Closing Date;

(f)any claims asserted against Buyer, the Company  by Stockholder, equity  holders or former Stockholder or equity holders of the Company  or other third parties (i) claiming to own an equity interest in the Company , (ii) claiming a breach of fiduciary duty by the directors, officers or any stockholder of the Company  relating to acts, omissions, events or circumstances prior to the Closing Date, (iii) arising from a violation of minority stockholder rights or similar claims relating to acts, omissions, events or circumstances prior to the Closing Date, or (iv) claiming that any action taken by the Company  prior to the Closing was not properly approved; and

(g)any Pre-Closing Taxes.

6.2Indemnification by the Buyer.  Subject to the terms and conditions of Sections 3, and 0 hereof, the Buyer hereby agrees to indemnify, defend and hold harmless the Stockholder and their Affiliates and their respective heirs and assigns (each a “Stockholder Indemnitee”) from or against, for and in respect of, any and all Losses suffered, sustained, incurred or required to be paid by any Stockholder Indemnitee arising out of, based upon or in connection with or as a result of:

(a)any inaccuracy in or the breach of any representations or warranties made by the Buyer in or pursuant to this Agreement; or

(b)the failure of the Buyer to perform and comply with all of its covenants, agreements and obligations hereunder, when and as required by this Agreement to be performed or complied with.

6.3Indemnification Procedures.  The indemnification obligations and liabilities of Buyer and the Stockholder under this Agreement shall be subject to the following terms and conditions:

(a)Any Person seeking indemnification under this 0 (the “Indemnified Party”) shall promptly give written notice to the party or parties from whom indemnification is sought (the “Indemnitor”) of any claim or claims, whether a Third Party Claim (as defined in Section 0 below) or a claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”), which might give rise to an indemnification claim under this 0 against such party, stating the nature and basis of such claim and the amounts thereof, to the extent known (a “Claim Notice”); provided, that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b)Subject to Section 0 below, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit (a “Third Party Claim”) against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case, the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third Party Claim except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within thirty (30) days after the making of such request, to acknowledge and agree in writing that, if such Third Party Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party in respect thereof.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(c)If any Third Party Claim against any Indemnified Party is solely for money damages and, where the Stockholder are the Indemnitors, will have no continuing adverse effect after resolution of such Third Party Claim in any material respect on the Company or its Business, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim against such Indemnified

Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof.  In any such case, the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense thereof.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Claim, provided, that in such event the Indemnified Party shall waive any right to indemnity therefore hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

6.4Survival of Representations and Warranties.

(a)All representations and warranties in this Agreement made by any party hereto, except the Company, shall survive the Closing for a period of two (2) years, with the exception of (i) the representations and warranties contained in Sections 0 and 0, which shall survive the Closing indefinitely, and (ii) the representations and warranties contained in Section 0, which shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations).  Neither any Buyer Indemnitee nor any Stockholder Indemnitee shall have any right to indemnification with respect to any matter under Section 0 and 0, respectively, unless it provides the Indemnitor with a Claim Notice, in accordance herewith, with respect to such matter prior to the expiration of the applicable survival period set forth in this Section 0.  Notwithstanding the foregoing, once an Indemnified Party has timely delivered a Claim Notice under Section 0, the Indemnitor’s indemnification obligations with respect to all matters described on such Claim Notice shall survive in full force and effect until all such matters have been prosecuted to a final, non-appealable judgment or settlement.  Further, notwithstanding the foregoing, the expiration of the survival period of a representation or warranty of any party shall not, in any manner modify, limit or restrict the remaining indemnification obligations contained in Sections 0 and 0 of such party.

(b)The parties hereto understand and agree that, upon the consummation of the transactions contemplated hereby, all of the representations, warranties, covenants and agreements made by the Company hereunder expire and terminate and shall be of no further force or effect and that no party hereto shall have any right of contribution, or any valid indemnification or other claim, against the Company with respect to the transactions contemplated hereby.  The foregoing sentence shall not, however, in any manner modify, limit or restrict the Stockholder’ obligations and liabilities hereunder.

6.5Effectiveness.  The provisions of this 0 shall be effective upon consummation of the Closing, and prior to the Closing, shall have no force and effect.

ARTICLE 7
Post-Closing Covenants and Agreements

7.1Post-Closing Deliveries.  After the Closing, each party to this Agreement shall, at the request of the other, furnish, execute and deliver documents, instruments, certificates, notices of other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.

7.2Post-Closing Actions Concerning Taxes.

(a)Subject to Section 0 below, the Company shall prepare all Tax Returns that are required to be filed by or with respect to the Company for Taxable years or periods ending on or before the Closing Date.  All such Tax Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law.  The Company shall deliver to the Stockholder such Tax Returns no later than sixty (60) days before the statutory deadline for filing the applicable Tax Return (as extended).  The Stockholder shall have the right to review such Tax Returns and discuss such Tax Returns with the Company.  The Stockholder shall have the right to object, through the Stockholder, to the Tax Return on the grounds that such Tax Return is not in accordance with applicable Law provided it notifies the Company of such objection within twenty (20) days of receiving such Tax Returns.  If the Company and the Stockholder are unable to resolve any disagreement within twenty (20) days after the Stockholder delivers notice of objection, the dispute shall be referred to the Independent Accountants.  If the Stockholder does not make such written request to submit the matter to the Independent Accountants within thirty (30) days following delivery of the original notice of objections, the Tax Returns as prepared by the Company shall be final and binding on the parties.  At the time of the submission of the objections to the Independent Accountants, the Company, on the one hand, and the Stockholder, on the other hand, shall each submit to the Independent Accountants such party’s calculation of the Taxes owed by the Company under the disputed Tax Return (the “Taxes Owed”).  If the unresolved objections are so submitted following a timely written request, the Independent Accountants shall be directed by the Company and the Stockholder to resolve such unresolved objections (based solely on the presentations by the Company and by the Stockholder as to whether any disputed matter had been determined in a manner consistent herewith) within thirty (30) days of submission or as promptly as reasonably practicable and to deliver written notice to the Company and the Stockholder setting forth its resolution of the disputed matters.  After giving effect to any agreed upon adjustments and to the resolution of any disputed matters by the Independent Accountants, the resulting Tax Returns shall be deemed final and binding upon the parties.  The fees and expenses of the Independent Accountants shall be borne entirely by the party whose calculation of the Taxes Owed is the most divergent from the Independent Accountants’ determination of the Taxes Owed.

(b)The Buyer shall file or cause to be filed when due all Tax Returns with respect to all federal, state, local and foreign income Taxes that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date.

(c)The Buyer shall prepare and file or cause to be filed when due all Tax Returns (“Operational Tax Returns”) with respect to Taxes other than income Taxes

(“Operational Taxes”) that are required to be filed (i) by or with respect to the Company for taxable years or taxable periods ending on or before the Closing Date, if such Operational Tax Returns are due after the close of business on the Closing Date, and (ii) by or with respect the Company for taxable years or taxable periods that include but do not end on the Closing Date; provided, however, that the Buyer shall not file or cause to be filed any Operational Tax Returns described in clause (i) without the prior written consent of the Stockholder, which consent shall not be unreasonably withheld or delayed.

(d)Notwithstanding the foregoing, any sales, use, transfer, documentary stamps or other Tax attributable to or arising from the sale and transfer of the Shares shall be paid by the Stockholder.

(e)Straddle Period.  In case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the portion of such Straddle Period prior to the Closing shall be determined based on an interim closing of the books as of the close of business on the Closing Date).

7.3Release.  Effective as of the Closing, the Stockholder hereby releases and forever discharges the Company , from any and all losses, damages, liabilities, obligations, assessments, suits, proceedings, claims or demands, judgments, penalties, encumbrances, actions or causes of action, including costs, expenses and fees (including without limitation, reasonable attorneys’ fees and expert witness fees incurred in connection therewith) whatsoever, whether known or unknown, suspected or unsuspected, contingent or absolute, both at law and in equity, which such Stockholder now has, has ever had or may hereafter have against the Company  arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including but not limited to, any rights to indemnification or reimbursement from the Company , whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date.  Notwithstanding anything herein to the contrary, nothing contained in this Section 0 shall operate to discharge, release or waive the obligations, covenants and agreements of Buyer arising under this Agreement and the agreements, instruments, certificates and other documents contemplated hereby.

7.4Use of Names.  The Stockholder acknowledge and agree that the Buyer has acquired all of the goodwill of the Company and, in so doing, all of the Company’s right, title and interest, if any, in and to the Trademarks referenced in Section 0 of the Disclosure Schedule, including without limitation the trade name “Liquid Dynamics” and the Company shall be free to use, from and after the Closing, such Trademarks, and derivations thereof, in connection with the operation of the Business.  Accordingly, after the Closing Date, the Stockholder shall not, and shall not permit any Affiliate of the Stockholder to, use any such trade name, trademark or service mark or any derivative thereof.  The Stockholder acknowledge and agree that the Buyer would suffer irreparable injury, which could not be fairly remedied by money damages, in the event of a breach by the Stockholder of the provisions of this Section 0 and that the Buyer shall be entitled to an injunction restraining the Stockholder from any breach thereof.

ARTICLE 8
Miscellaneous

8.1Stockholder.

(a)The Stockholder, by their execution hereof, hereby irrevocably constitutes and appoints the Stockholder to act as his or her exclusive agent and attorney-in-fact to give and receive notices on behalf of the Stockholder and in general to do all things and to perform all acts on the Stockholder’s behalf as may be contemplated by this Agreement (including receiving payment of the Purchase Price and amounts released to Stockholder from the Escrow Account and the resolution of indemnity claim disputes).  The Stockholder shall be bound by all acts of the Stockholder taken in connection and conformity with this Agreement.  The Stockholder also shall be entitled to establish one or more cash reserve trust accounts (to be held for the benefit of the Stockholder) to reserve for potential indemnity claims, or any expenses, costs or other amounts (including, any tax liability imposed upon the Stockholder in connection with the performance of its duties hereunder or under the Escrow Agreement, attorneys’, accountants’ and other professional fees and costs) as the Stockholder deems reasonably appropriate or necessary.

(b)This power of attorney, and all authority hereby conferred, is irrevocable and will not be terminated by any act of any Stockholder or by operation of Law, whether by the death or incapacity of any Stockholder or by the occurrence of any other event. The Stockholder is acting solely in an agency capacity and will have no personal liability of any type for any action taken in the capacity of the Stockholder in accordance with the terms of this Agreement, including the compromise, settlement, payment or defense of any claim (including expenses and costs associated therewith) under this Agreement regardless of whether any Stockholder is the claimant or the party against whom a claim is being made, other than liability arising out of or relating to the gross negligence or willful misconduct of the Stockholder.

(c)In connection with the exercise of its duties, the Stockholder will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof (and all other out-of-pocket costs reasonably incurred by the Stockholder incident to discharging its duties under this Agreement) to be allocated among the Stockholder in accordance with his or her respective Pro Rata Share (the amount of which may be withheld from any payment due to any Stockholder hereunder) and will have no personal liability of any type hereunder for any actions of any type taken in good faith reliance upon the advice of such advisors.

(d)Any payment received by the Stockholder on behalf of a Stockholder in respect of his or her Shares pursuant to this Agreement shall be distributed to such Stockholder within ten (10) Business Days after receipt thereof by the Stockholder, but in all cases subject to any reasonable reserves as contemplated in Section 0 and Section 0 above.  The Stockholder shall be entitled to retain any amounts necessary to satisfy Tax obligations imposed on it in connection with the Escrow Account.

(e)Buyer shall be entitled to solely rely on the authority of the Stockholder with respect to any matter described in this Section 0 as one over which the Stockholder has authority to bind the Stockholder.

8.2Costs and Expenses.  The Stockholder shall pay all costs and expenses incurred on their or the Company’s behalf in connection with the transactions contemplated by this Agreement, including, without limitation, all fees and expenses of their counsel, financial advisors and accountants, and the Buyer shall pay all of its costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation the fees and expenses of its counsel, financial advisors and accountants.

8.3Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Wyoming, without giving effect to choice of law provisions.

8.4Interpretation.  Unless otherwise provided, when used in this Agreement:

(a)all references to an “Appendix” or “Exhibit” are to Exhibits or Appendixes attached to this Agreement, each of which is an integral part of this Agreement and made a part of this Agreement for all purposes;

(b)references to any gender include all others if applicable in the context;

(c)terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa;

(d)all uses of “include” or “including” mean “without limitation”;

(e)references to a law, rule, regulation, contract, agreement, or other document mean that law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable, from time to time;

(f)the word “or” has the inclusive meaning represented by the phrase “and/or”;

(g)unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause, or other subdivision of this Agreement;

(h)any reference to a Person includes such Person's successors and permitted assigns; and

(i)any definition in one part of speech of a word, such as definition of the noun form of that word, shall have a comparable meaning when used in a different part of speech, such as the verb form of that word.

8.5Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered personally by hand; (b) when sent by reputable overnight courier or delivery; (c) when sent by facsimile or e-mail  transmission; or (d) when mailed by registered or certified mail, postage prepaid, addressed as follows (or to such other address for a party as shall be specified by like notice; provided that notice of change of address shall be effective only upon receipt thereof):

If to the Buyer,	Kou You Kai Ltd.
or the Company:	690 South Highway 89 Suite 200 Jackson, WY 83001 Attn: Fred McLauchlin

with a copy to:	Brunson Chandler & Jones, PLLC
175 South Main Street Suite 1410 Salt Lake City, Utah 84111

If to the Stockholder:	Doug Nosler

All such notices and other communications shall be deemed effective:  (i) if by personal delivery, upon receipt; (ii) if by overnight courier or delivery, on the first Business Day after the date of mailing; (iii) if by facsimile or e-mail transmission, immediately upon sending, provided notice is sent on a Business Day between the hours of 9:00 a.m. and 6:00 p.m., recipient’s time, but if not then upon the following Business Day; and (iv) if by certified or registered mail, on the fifth (5th) Business Day after the date of the mailing thereof.

8.6Assignment; Parties in Interest.  Except as permitted in this Section 0, neither this Agreement nor any of the rights of the parties hereunder may be transferred, assigned or pledged by any party hereto, in whole or in part, and any attempted assignment prohibited hereunder shall be void.  The Buyer may, without the consent of the Company or the Stockholder, assign, by operation of law or otherwise, all or any part of its rights under this Agreement to any Affiliate; provided, however, no such assignment shall relieve the Buyer of its obligations hereunder if such assignee does not perform such obligations.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.7Counterparts; Electronic and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.  The exchange of executed copies of this Agreement by facsimile, portable document format (“PDF”) or electronic transmissions shall constitute effective execution and delivery of this Agreement.

8.8Entire Agreement.  This Agreement, together with the Schedules attached hereto which are hereby incorporated herein by this reference, contains the entire understanding of the parties hereto with respect to the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.  In that this Agreement was prepared as a result of negotiation and mutual agreement between the parties hereto, neither this Agreement nor any provision hereof shall be construed against either party hereto as the party that prepared this Agreement or any such provision.

8.9Schedules.  The Schedules attached hereto, together with all documents and instruments incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them, to the same extent as if they were set out in full at the point at which such reference is made.  Notwithstanding anything to the contrary contained herein, no information disclosed in any Schedule shall be, unless expressly stated in such Schedule, deemed to be disclosed in any other Schedule.

8.10Amendments; Waivers.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

8.11Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

8.12Severability.  Any provision, or clause thereof, of this Agreement that shall be found to be contrary to applicable law or otherwise unenforceable shall not affect the remaining terms of this Agreement, which shall be construed as if the unenforceable provision, or clause thereof, were absent from this Agreement.

(Signatures appear on following page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:	KOU YOU KAI LTD.

By:/s/ Fred McLauchlin
Name: Fred McLauchlin
Title: Chief Financial Officer and Secretary

COMPANY:	LIQUID DYNAMICS, INC.

By:/s/ Doug Nosler
Name: Doug Nosler
Title: President

STOCKHOLDER:	/s/ Doug Nosler
Doug Nosler, individually

[Signature Page to Stock Purchase Agreement]

APPENDIX A

Definitions

Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

“Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  As used in the definition of Affiliate, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” shall mean a day other than a Saturday, a Sunday or a day on which banks are required to be closed in the State of Wyoming.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Accountants” shall be Sadler Gibb PLLC.

“Closing” shall mean the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall mean all Intellectual Property that is owned, licensed to, or otherwise used by Company.

“Contract” shall mean any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Debt” shall mean, with respect to the Company, (i) all indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, and any notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, (iii) all amounts owing under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements, (iv) all indebtedness, excluding accounts payable incurred in the ordinary course of business consistent with past practices, secured by any Encumbrance of any kind on any property or asset owned or held by Company regardless of whether the indebtedness secured thereby shall have been assumed by the Company or is nonrecourse, (v) obligations with respect to any lease which is classified as a capital lease in conformity with GAAP, (vi) all accrued and unpaid interest on or any fees, penalties, including, without limitation, prepayment fees or other amounts due with respect to any of the foregoing described indebtedness whether at maturity or otherwise, and (vii) without duplication, any obligations of any other Person of a type referred to in clauses (i) –

(vi) to the extent guaranteed by the Company.  The determination of the amount of the Debt at the relevant time of determination shall be made in accordance with GAAP.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, deeds of trust, mortgages, pledges, proxies, voting trusts or agreements, obligations, covenants, easements, servitudes, leases, licenses, rights of way, encroachments, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Costs and Liabilities” shall mean, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, or criminal or civil statute.

“Environmental Law(s)” shall mean any and all present and future Laws and Orders relating to the protection of human health and safety, the environment or natural resources, including, without limitation, Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” shall mean any Permit required by Environmental Laws for the operation of the Business.

“GAAP” shall mean the United States generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors in effect from time to time.

“Governmental Body” shall mean any federal, state, local, foreign or other government or political subdivision thereof, or any department, agency, instrumentality or authority thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” shall mean any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HIPAA” means the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A and E), the

Transactions and Code Set Standards (45 CFR Part 162), Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), and requirements for Notification in the Case of Breach of Unsecured Protected Health Information (45 CFR Part 164, Subparts A and D), as in effect on the date hereof, and the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 set forth at 42 USC § 17931 et seq., and all implementing regulations thereof.

“Independent Accountants” shall mean Baker Tilly Virchow Krause, LLP or, if such firm is unavailable, an independent accounting firm that is mutually acceptable to Buyer and the Stockholder.

“Intellectual Property” shall mean all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including:  (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, substitutions and extensions thereof and any patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, brands, logos, packaging design, slogans, all phone numbers of the Company and its Affiliates used in the Business, registered and unregistered trademarks and service marks and related registrations and applications for registration and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship, moral rights, all mask work, database and design rights, all compilations, databases and computer programs, source code, object code, manuals and other documentation whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (v) all proprietary information that is considered a “trade secret” under applicable Law (“Trade Secrets”); (vi) all other intellectual property rights and/or proprietary rights arising from or relating to any of the foregoing; (vii) all Contracts granting any right relating to or under the foregoing; and (viii) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

“Knowledge” shall mean that, whenever any representation or warranty of the Stockholder contained herein or in any other document executed and delivered in connection herewith is based upon the Knowledge of the Stockholder, such knowledge shall be deemed to include (i) the best actual or constructive knowledge, information and belief of the Stockholder and the officers and directors of the Company, and (ii) any information which the Stockholder, any such officer or director would reasonably be expected to be aware of in the prudent discharge of his or her duties in the ordinary course of business (including consultation with legal counsel) on behalf of the Company.

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation or statute as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.

“Liability” shall mean any debt, loss, damage, adverse claim, fine, penalty, Tax, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Order” shall mean any judgment, order, award, decision, notice, injunction, ruling, subpoena, verdict or decree of any foreign, federal, state, local court or tribunal or other Governmental Body and any award in any arbitration proceeding.

“Ordinary Course of Business” shall mean the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Company or its Affiliates, through the date hereof consistent with past practice.

“Permits” shall mean any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Person” shall mean any individual, general or limited partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means information in the possession or under the control of the Company regarding any Person, including personally identifiable information, financial information and protected health information, the use or disclosure of which is protected by applicable Law.

“Pre-Closing Taxes” means (i) any and all Taxes of the Company  for any Pre-Closing Tax Period, (ii) any and all Taxes of any Person imposed on the Company  as a transferee or successor, by Contract, from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, pursuant to any Tax Law, which Taxes relate to any event or transaction occurring before the Closing, and (iii) any and all transfer Taxes owed by the Stockholder pursuant to Section 0.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pro Rata Share” has the meaning set forth in Schedule 1.2.

“Release” shall mean “release” as defined in CERCLA or in any Environmental Law.

“Representative” shall mean, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Response Action” shall mean any action or activities of “response” as that term is defined in 42 U.S.C. § 9601(25), without regard to any limitation of that term (or terms included therein by reference) to hazardous substances under CERCLA.

“Stockholder’ Accountants” shall mean Rainer Advisors LLC.

“Stockholder’ Transaction Expenses” shall mean any and all amounts unpaid as of the Closing due from the Company in connection with the transactions contemplated by this Agreement, including (i) any amounts payable to Stockholder’ or Company’s counsel, accountants or financial advisors for services relating to a potential sale of the Company, or to reimburse any person for out-of-pocket expenses relating to a potential sale and (ii) any bonuses or other compensation payable by the Company in connection with the transactions contemplated by this Agreement.  Stockholder’ Transaction Expenses shall specifically include all amounts payable after the Closing pursuant to (i) that certain Separation Agreement and General Release dated as of July 5, 2017 by and between the Company and Christina Goleman and (ii) any other Contract entered into prior to the Closing with respect to the separation or termination of any employee of, or consultant to, the Company.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, local or foreign net income, alternative or add-on minimum, value-added, gross income, gross receipts, real or personal property, windfall profit, severance, production, ad valorem, sales, use, transfer, gains, license, excise, employment, employer health or health insurance, payroll, withholding or minimum tax, stamp or environmental tax or any other tax custom, duty, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

LIST OF SCHEDULES AND EXHIBITS

Exhibits:

Exhibit A	Closing Statement and Agreement
Exhibit B	Form of Restricted Stock Purchase Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Employment Offer Letter

Schedules:

Schedule 1.2	Allocation of Purchase Price
Schedule 5.2(g)	Key Employees

Disclosure Schedule Sections:

Section 2.2(c)	Required Consents
Section 2.2(d)	No Conflicts
Section 2.3	Subsidiaries
Section 2.4	Financial Statements
Section 2.5(a)	Absences of Liabilities
Section 2.5(b)	Indebtedness
Section 0	Absence of Changes
Section 0	Directors and Officers of the Company
Section 2.8(a)	Company Capitalization
Section 2.9(a)	Compliance with Laws
Section 2.9(b)	Permits
Section 2.11(a)	Real Property
Section 0	Machinery and Equipment
Section 2.13(a)	Title to Assets
Section 2.13(b)	Adequacy of Assets
Section 2.13(c)	Related Party Interests in Assets
Section 2.14(a)	Contracts
Section 0	No Breaches or Defaults
Section 0	Affiliate Transactions
Section 0(i)	Patents and Trademarks
Section 0(ii)	Owned Copyrights
Section 0(iii)	Licensed and Otherwise Used Copyrights
Section 0(iv)	Intellectual Property Agreements
Section	Reciprocal Licenses
Section 2.19	Employees and Additional Personnel
Section 2.20	Employee Benefit Plans
Section 2.21	Insurance
Section 2.23	No Guaranty
Section 2.24	No Prepayment
Section 2.25	Banks; Powers of Attorney
Section 2.26	Broker’s and Finder’s Fees
Section 2.27	Customers
Section 2.28	Suppliers

Schedules and Exhibits